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                                                                   Exhibit 10.21

                              EMPLOYMENT AGREEMENT


This Agreement, made this 30th day of April, 2002 by and between Ivanhoe Energy Inc., a Yukon corporation (hereinafter referred to as "Employer"), and Elmer Leon Daniel (hereinafter referred to as "Employee").

                                   WITNESSETH:

Employer hereby agrees to continue the employment of Employee, and Employee agrees to continue in the employ of and to work for Employer upon the following terms and conditions:

     1. Duties - Employee shall perform the duties of President, Chief Executive Officers, and Director of the corporation, or shall serve in such other capacity and with other duties for Employer as Employer shall hereafter from time to time prescribe. In this regard, the current duties and other duties which may be prescribed shall not require Employee to relocate from his residence and primary work site in Park City, Utah, without the consent of the Employee.

     2. Term of Employment - The term of employment shall be for a period of five (5) years (the "Term"), commencing on April 30, 2002, unless terminated prior thereto in accordance with the provisions of this Agreement.

     3.  Compensation

              (a) Salary. For the services to be performed hereunder, Employee shall be compensated by Employer at the rate of not less than Three Hundred Thousand U.S. Dollars (U.S.$300,000 per year), payable semimonthly, or on such other schedule as may be mutually agreed between Employer and Employee.

              (b) Cash Bonus. During each year of the Term, the Employee will be eligible to receive a cash bonus as determined by the Employer's Compensation Committee, based on such criteria as the Compensation Committee may determine from time to time.

              (c) Stock Bonus. During each year of the Term, the Employee will be eligible to receive a non-cash bonus payable in common shares of the Employer as determined by the Employer's Compensation Committee, based on such criteria as the Compensation Committee by determine from time to time, subject to the terms of the Employer's Employees and Directors Equity Incentive Plan.

     4. Participation in Benefit Programs - Employee shall be entitled to participate in any benefit programs generally applicable to employees of Employer adopted by Employer from time to time.

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     5.  Exclusivity of Services - Employee agrees to devote his full-time exclusive services (except for personal investments) to Employer.


     6.  Termination

              (a) Cause. Notwithstanding any other provisions hereof, the Complyer will have the right to terminate this Agreement and the Employee's employment hereunder by giving written notice of termination to the Employee for any one of the following reasons, each of which will constitute cause for termination:

                   (i) the Employee's failure to carry out his duties hereunder in a competent and professional manner

                   (ii) the Employee's appropriation of corporate opportunities for the Employee's direct or indirect benefit or his failure to disclose any material conflict of interest;

                   (iii) the Employee's plea of guilty to, or conviction of, an indictable offence once all appeals (if any) have been completed without such conviction having been reversed;

                   (iv) the existence of cause for termination of the Employee at common law resulting from, without limiting the generality of the foregoing, graud, dishonesty, illegality, breach of statute or regulation, or gross incompetence;

                   (v) failure on the part of the Employee to disclose material facts concerning his business interests or employment outside of his employment by the Employer, provided such facts related to the Employee's duties hereunder;

                   (vi) refusal on the part of the Employee to follow the reasonable and lawful directions of the Board;

                   (vii) breach of fiduciary duty to the Employer on the part of the Employee;

                   (viii) material breach of this Agreement or gross
                          negligenceon the part of the Employee in carrying out his duties under this Agreement; or

                   (ix) a declaration of bankruptcy on the part of the Employee by a court of competent jurisdiction.

         The Employee's failure to diligently perform his duties and responsibilities under this Agreement will not constitute a cause for termination under the provisions of this section in the event that such failure is the direct result of any act or omission by any other person or persons, providing that the Employee shall have acted diligently, competently and in a professional manner.

         In the event of the termination of this Agreement pursuant to the provisions of this Paragraph, the Employee will not be entitled to claim any compensation from the Employer with respect to such termination.

              (b) Incapacity. If Employee is materially incapacitated from fully performing his duties pursuant to this Agreement by reason of illness or other incapacity or

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                   by reason of any statute, law, ordinance, regulation, order, judgment or decree, Employer may terminate this Agreement by written notice to Employee, but only in the event that such conditions shall aggregate not less than one-hundred-twenty
                   (120) days during anyone contract year of the term of employment.

              (c) Without Cause. Either party may terminate this Agreement at any time by not less than one year's prior written notice to the other, provided however, that Employer may terminate the employment of Employee without cause at any time, including a time subsequent to giving such written notice referred to above, and in such event Employer shall in lieu of continued employment compensate Employee at the rate and in the manner provided in Paragraph 3 above for a period after termination equivalent to (i) one year, or (ii) until the expiration of this Agreement, whichever of (i) or (ii) is shorter in time.

     7. Confidential Information - Employee agrees that he will not divulge to any person, no use to the detriment of Employer or any of its subsidiaries, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer or any of its subsidiaries at any time during employment by Employer. Employee agrees that at the time of leaving the employ of Employer he will deliver to Employer and not keep or deliver to anyone else any and all notes, notebooks, memoranda, documents and, in general, any and all material relating to Employer's business.

     8. Modification - This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto. This Agreement cannot be modified except in a writing signed by both parties.

     9. Assignment - This Agreement shall be binding upon Employee, his heirs, executors and assigns and upon Employer, its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.



   /s/  David Martin                          /s/  Robert Friedland
   --------------------------------------     ----------------------------------
   David R. Martin, Chairman of the Board     Robert M. Friedland, Vice Chairman
   of Directors, Ivanhoe Energy Inc.          of the Board of Directors


   /s/  Elmer Leon Daniel
   ---------------------------
   Elmer Leon Daniel, Employee